Exhibit 10.11(b)
ENERPAC TOOL GROUP CORP.
CHANGE IN CONTROL AGREEMENT
FOR
[EXECUTIVE NAME]

This Agreement is made between Enerpac Tool Group Corp. (the “Corporation”), a Wisconsin corporation and [EXECUTIVE NAME] (the “Executive”) effective [INSERT DATE].

WHEREAS, the Executive is a valued employee of the Corporation or an Affiliate (for the purposes of this Agreement, “Affiliate” means the Corporation, its subsidiaries or holding companies from time to time and any subsidiary of any holding company from time to time"); and
WHEREAS, the Executive wishes to remain an employee of the Corporation or an Affiliate; and
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Executive and the Corporation agree as follows:
1.Employment and Duties. The Corporation or an Affiliate hereby continues to employ Executive as [INSERT TITLE], with all powers and authority as are customary to this position, and Executive hereby accepts such continued employment with the Corporation or an Affiliate in accordance with the terms and conditions set forth herein. Executive shall have such executive responsibilities as is customary with this position and as the Corporation’s Chief Executive Officer shall from time to time assign to the Executive. Executive agrees to devote Executive’s full time (excluding annual vacation time), skill, knowledge, and attention to the business of the Corporation or an Affiliate and the performance of Executive’s duties under this Agreement. Notwithstanding the foregoing, Executive’s employment with the Corporation or an Affiliate shall continue to be subject to and otherwise governed by the terms of any applicable employment or services agreement entered into by and between Executive and the Corporation or an Affiliate (the “Employment Agreement”).
2.Termination, Bonus, and Severance Pay.
(a)As used in this Agreement, a Change in Control means:
(A)the date that any one person, or more than one person acting as a group (as defined in paragraph (i)(5)(v)(B) of Treasury Regulation Section 1.409A-3(i)(5)), acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Corporation, determined in accordance with Treasury Regulation Section 1.409A-3(i)(5), other than in a public offering; or
(B)the date that any one person, or more than one person acting as a group (as determined in paragraph (i)(5)(v)(B) of Treasury Regulation Section 1.409A-3(i)(5)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Corporation immediately before such acquisition (“gross fair market value” for these purposes meaning the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets); or
(C)the date that any one person, or more than one person acting as a group (as determined under paragraph (i)(5)(v)(B) of Treasury Regulation Section 1.409A-3(i)(5)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing 30 percent or more of the total voting power of the stock of the Corporation; or
(D)the election of directors constituting a majority of the Board of Directors (the “Board”) pursuant to a proxy solicitation not recommended by the Board.
(b)As used in this Agreement, a “Triggering Event” means the occurrence of one or more of the following events within the period of 24 months following a Change in Control, without the Executive's consent:
(A)(A) a material reduction in the base salary paid to the Executive or (B) a material reduction in Executive’s bonus opportunity or (C) a material reduction in the total aggregate value of the contractual benefits received by the Executive; compared to the levels received by the Executive at the time of a Change in Control; or
(B)a material diminution in the Executive’s authority, responsibilities or duties or a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report (including a requirement that an Executive report to an officer or employee of the Corporation or an Affiliate instead of reporting directly to the CEO) compared to the levels or circumstances existing at the time of a Change in Control; or
(C)a change in the location or headquarters where the Executive is normally expected to provide services to a location of 40 or more miles from the previous location existing at the time of the Change in Control; or
(D)the Corporation’s or an Affiliate's material breach of its obligations under this Agreement or the Employment Agreement, if applicable.
Notwithstanding the foregoing, a Triggering Event will not be deemed to have occurred until the Executive has provided notice to the Corporation or an Affiliate of the existence of the Triggering Event within 45 days of the initial existence of the Triggering Event, and the Corporation or an Affiliate has failed within a period of at least 60 days to adequately remedy the Triggering Event condition (the “Triggering Event Notice Period”).
(c)Except as provided in clause (d) below, and otherwise subject to the terms and conditions of the Agreement, if (i) the Corporation or an Affiliate terminates Executive’s employment within the period beginning 6 months prior to a Change in Control and ending 24 months following a Change in Control, or (ii) Executive voluntarily terminates Executive’s services within 30 days following the expiration of the Triggering Event Notice Period (and at a time when Executive’s employment could not otherwise be terminated by the Corporation or an Affiliate for cause in accordance with clause (d) below) that occurs within 24 months following the date of a Change in Control:
(A)the Corporation shall pay to the Executive a lump sum equal to the sum of twice the amount of the highest per annum base rate of salary in effect with respect to the Executive during the 2 year period immediately prior to the termination of employment; and
(B)the Corporation shall pay to the Executive a lump sum the greater of:
a.twice the amount of the highest annual bonus or annual incentive compensation earned by the Executive under any annual cash bonus or annual incentive compensation plan of the Corporation or an Affiliate during the 3 complete fiscal years of the Corporation immediately preceding the termination of employment; or
b.twice the amount of the highest annual bonus or annual incentive compensation opportunity, calculated at target, for the Executive under any annual cash bonus or annual incentive compensation plan of the Corporation or an Affiliate during the 3 complete fiscal years of the Corporation immediately preceding the termination of employment; and
(C)any outstanding equity or long-term incentive awards held by Executive immediately prior to Executive’s termination of employment by the Corporation or an Affiliate (or in the event of a voluntary termination due to a Triggering Event, immediately prior to the expiration of the Triggering Event Notice Period where the Corporation or an Affiliate has not remedied the Triggering Event condition in accordance with subsection 2(b) above) shall be fully vested (at target level for performance-based awards) and, with respect to any, stock options, stock appreciation rights or similar awards, Executive shall have the full duration of the original exercise period to exercise such award.
(d)For the avoidance of doubt, the amounts described in (B) above shall not take into account any compensation opportunity under any long-term incentive plan of the Corporation or an Affiliate. The lump sums described in clauses (A) and (B) above shall be paid by the Corporation or an Affiliate to the Executive within 60 days after the Executive’s termination of employment, or, in the event of a voluntary termination due to a Triggering Event.
(e)Notwithstanding any provision herein, no amounts will be due under this Agreement in the event the Executive’s employment is terminated by the Corporation or an Affiliate for cause. The term “for cause” shall mean solely the following events:
(A)conviction of any criminal offence (other than an offence under any road traffic legislation in the UK or elsewhere for which a fine or non-custodial penalty is imposed);

(B)conviction of any criminal offence involving dishonesty, disloyalty or fraud;
(C)reporting to work under the influence of alcohol;
(D)the use of illegal drugs (whether or not at the workplace);
(E)conviction, or a plea of guilty or no contest, of conduct in conjunction with Executive’s duties hereunder which could reasonably be expected to, or which does, cause the Corporation or an Affiliate public disgrace or disrepute or economic harm;
(F)repeated failure to perform duties as reasonably directed by the Board or CEO (or the person to whom Executive directly reports);
(G)gross negligence or gross misconduct with respect to the Corporation or an Affiliate;
(H)obtaining any personal profit not thoroughly disclosed to and approved in writing by the Board or CEO in connection with any transaction entered into by, or on behalf of, the Corporation or an Affiliate;
(I)violation of any of the terms of the Corporation’s or any Affiliate's established policies which is not cured to the Board’s reasonable satisfaction within twenty (20) working days after you receive written notice thereof; or
(x)    any other material breach of this Agreement by you which is not cured to the Board’s reasonable satisfaction within twenty (20) working days after you receive written notice thereof.
(g)    Notwithstanding any other provision of this Agreement, in order to be entitled to receive any payments or benefits that otherwise may become due hereunder, Executive must (i) sign a release and waiver of all claims in a form provided by or otherwise acceptable to the Corporation or an Affiliate, and such release and waiver must become irrevocable, and (ii) comply with all applicable restrictive covenants and preemptive rights pursuant to any Employment Agreement or other agreement entered into between Executive and the Corporation or an Affiliate.
(h)     Any payments under this Agreement shall not be cumulative with any severance payments the Executive may receive pursuant to applicable English employment legislation upon termination of his employment contract. Accordingly, any amount payable under this Agreement to the Executive shall be reduced by, and set off against, any severance or compensation payment to which the Executive may be entitled under applicable English employment legislation, so that no double recovery shall arise; provided, however, that in no event shall the aggregate amount received by the Executive fall below the minimum severance payment mandatorily required under applicable English employment legislation.
3.Confidential Information. As a supplement to any other confidentiality provisions applicable to the Executive, Executive acknowledges that all Confidential Information is and shall continue to be the exclusive proprietary property of the Corporation or an Affiliate, whether or not disclosed to or entrusted to the custody of Executive. Executive will not, either during the term hereof or at any time thereafter, disclose any Confidential Information, in whole or in part, to any person or entity other than to employees of the Corporation or an Affiliate, for any reason or purpose, unless the Corporation or an Affiliate gives its prior written consent to such disclosure. Executive also will not, either during the term hereof or at any time thereafter, use in any manner any Confidential Information for Executive’s own purposes or for the benefit of any person or entity except the Corporation or an Affiliate whether such use consists of duplication, removal, oral communication, disclosure, transfer or other unauthorized use thereof, unless the Corporation or an Affiliate gives its prior written consent to such use. As used herein, the term “Confidential Information” refers to all information and materials not in the public domain belonging to, used by or in the business of the Corporation or an Affiliate relating to its business strategies, products, pricing, customers, technology, programs, costs, employee compensation, marketing plans, developmental plans, computer programs, computer systems, inventions, developments, formulae, processes, designs, drawings, trade secrets of every kind and character and competitive information. “Confidential Information” also includes confidential information belonging to other companies and disclosed to the Executive by the Corporation or an Affiliate.
4.Miscellaneous.
(a)This Agreement shall be governed by and construed in accordance with the laws of England and Wales, and the courts of England and Wales shall have non-exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(b)All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive, to Executive’s address appearing on the records of the Corporation.
If to the Corporation:
Enerpac Tool Group Corp.
648 N. Plankinton Ave.
4th Floor
Milwaukee, WI 53203
Attention: Chairman of the Audit Committee

With a copy to:
Michael Best & Friedrich, LLP
790 N. Water Street
Milwaukee, WI 5320260606
Attention: Martin P. Tierney

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(c)The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(d)The Corporation or an Affiliate may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes and/or social security or similar contributions as shall be required to be withheld pursuant to any applicable law or regulation.
(e)The Executive’s or the Corporation’s failure to insist upon strict compliance with any provisions of this Agreement or the failure to assert any right the Executive or the Corporation may have hereunder, including, without limitation, the right of the Executive to terminate employment for cause pursuant to this Agreement, shall not be deemed to be a waiver of such provision or right or of any other provision or right of this Agreement.
(f)The Executive and the Corporation acknowledge that, except as may otherwise be provided herein or under any other written agreement between the Executive and the Corporation, or otherwise in accordance with applicable law, the employment of the Executive by the Corporation may be terminated by the Corporation at any time.
(g)The Corporation agrees that if it breaches any payment obligation hereunder, the Corporation will pay all reasonable attorney fees and costs incurred by Executive in enforcing Executive’s rights hereunder.
(h)This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
(i)If the Corporation sells, leases, exchanges or otherwise disposes of, in a single transaction or series of related transactions, all or substantially all of its property and assets, or if the Corporation ceases to exist as a separate entity as a result of a merger, spin-off, reorganization or otherwise, then the Corporation will, as a condition precedent to any such transaction, cause effective provision to be made so that the person or entity acquiring such property and assets or succeeding to the business of the Corporation as the surviving entity of a merger, spin-off, reorganization or otherwise, as applicable, becomes bound by, and replaces the Corporation under, this Agreement.
(j)This Agreement constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and terminates and supersedes any and all prior agreements, understandings and representations, whether written or oral, by or between the parties hereto or their Affiliates which may have related to the subject matter hereof in any way, which are hereby terminated and cancelled and of no further force or effect as of the date of this Agreement, without the payment of any additional consideration by or to either of the parties hereto.
5.Injunctive Relief. Executive acknowledges and agrees that irreparable injury will result to the Corporation or an Affiliate in the event Executive breaches any covenant contained in this Agreement and that the remedy at law for such breach will be inadequate. Therefore, if

Executive engages in any act in violation of the provisions of this Agreement, the Corporation or an Affiliate shall be entitled, in addition to such other remedies and damages as may be available to it by law or under this Agreement, to injunctive or other equitable relief to enforce the provisions hereof.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on [INSERT DATE].

EXECUTIVE:    ENERPAC TOOL GROUP CORP.:

        By:

Title: __________________________________